                           DESCRIPTION OF DEBENTURES

  The Debentures will be issued pursuant to an indenture to be dated as of
       , 1997 (the "Indenture") between the Company, as issuer, and Bankers Trust Company, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Debentures will include those stated in the Indenture and those provisions required by, or made a part of the Indenture by reference to, the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The Debentures will be subject to all such terms, and prospective investors are referred to the Indenture for a statement thereof.

  The following summary of the Debentures is qualified in its entirety by express reference to the Debentures and the Indenture, which are incorporated by reference as a part of such summary. Capitalized terms defined in the Indenture shall have the same meanings herein.

GENERAL

  The Debentures will be subordinated unsecured obligations of the Company, will be limited to an aggregate principal amount of $200,000,000 ($230,000,000 if the Underwriters' over-allotment option is exercised in full), and will
mature on        , 2004.

  The Debentures will bear interest from the date of issuance at the rate per annum shown on the cover page of this Prospectus. Interest will be payable semi-annually on and of each year, commencing , 1997, to Holders of record at the close of business on or preceding each such interest payment date. Principal of and interest on the Debentures will be payable at the office of the Paying Agent. Interest on the Debentures will be mailed to each Holder's registered address. The Trustee will initially act as the Paying Agent.

  The Debentures will be issued only in registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. Debentures may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. The Trustee will initially act as the Conversion Agent and Registrar. Any exchange or transfer will be without charge, except that the Company or the Registrar may, subject to certain exceptions, require payment of a sum sufficient to cover any tax, assessment, or other governmental charge that may be imposed in relation thereto.

CONVERSION RIGHTS

  A Holder may, at any time prior to maturity, convert the principal amount of a Debenture (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"). The right to convert a Debenture called for redemption will terminate at the close of business on the Redemption Date for such Debenture or such earlier date as the Holder presents the Debenture for redemption (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). A Debenture for which a Holder has delivered a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date in accordance with the Indenture.

  No payment or adjustment will be made for dividends or distributions with respect to shares of Common Stock issued upon conversion of a Debenture.
Except as otherwise provided in the Indenture, interest accrued shall not be paid on Debentures converted. If any Holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the related interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the Holder on such record date. However, in such event, such Debenture, when surrendered for conversion, must be accompanied by delivery by such Holder of a check or draft payable in an amount equal to the interest payable on such interest payment date on the portion so converted. Notwithstanding the foregoing, if any Debenture is called for
redemption on        , 2000 and such Debenture is surrendered for conversion at any time during the ten business days immediately preceding the date fixed for redemption, interest shall accrue on such Debenture through, but not including, the date fixed for redemption and shall be payable on such redemption date to the person who surrenders such Debenture for conversion and the conversion date of such Debenture will be deemed to be the redemption date. No fractional shares will be issued upon conversion, but a cash payment will be made for any fractional interest based upon the current market price of the Common Stock.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined, (iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above), and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 20% of the Company's market capitalization on the Business Day immediately preceding the day on which the Company declares such distribution. In the event of a distribution pro rata to holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provisions so that each Holder who converts a Debenture (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

  Subject to any applicable right of the Holders upon a Change in Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Debentures will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

  The term "all or substantially all" as used in the previous two paragraphs has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders of the Debentures from asserting that the Conversion Price is subject to adjustment or that the Debentures are convertible into other shares of stock and other securities and property that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

  Certain adjustments to the Conversion Price to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities, or other property (including cash) to holders of the Common Stock may result in constructive distributions taxable as dividends to Holders of the Debentures. Similarly, if instead of adjusting the Conversion Price upon a pro rata distribution of rights to subscribe for additional shares of the

Company's capital stock, as described above, the Company elects at such time to alter the consideration receivable by the holders of the Debentures upon conversion to include the rights such holders would have been entitled to if conversion had occurred prior to the record date for such distribution of rights, the alteration may result in constructive distributions taxable as dividends to Holders of the Debentures.

OPTIONAL REDEMPTION BY THE COMPANY

  The Debentures may not be redeemed at the option of the Company prior to
       , 2000. Thereafter, the Debentures may be redeemed at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice by mail.

  The redemption prices (expressed as a percentage of principal amount) are as
follows for the 12-month period beginning on        of the following years:

                      REDEMPTION
YEAR                    PRICE
----                  ----------
2000.................       %
2001.................

                      REDEMPTION
YEAR                    PRICE
----                  ----------
2002.................       %
2003.................

in each case together with accrued interest up to but not including the date of redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

  In the event of a Change in Control (as defined below), each Holder will have the option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the Holder's Debentures as of the date that is 40 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Purchase Date.

  Within ten Business Days after the occurrence of a Change in Control, the Company shall mail to the Trustee and to each Holder and cause to be published a written notice of the Change in Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the purchase of such Holder's Debentures.

  To exercise the purchase right upon a Change in Control, a Holder must deliver written notice of such exercise to the Paying Agent at any time prior to the close of business on the Change in Control Purchase Date, specifying the Debentures with respect to which the purchase right is being exercised. Such notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Change in Control Purchase Date.

  A Change in Control shall be deemed to have occurred if any of the following occurs after the original issuance of the Debentures:

    (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision, but excluding Scott A. Beck, Saad J. Nadhir, or a person or group controlled by them or either of them (or their heirs or legatees)) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors; or

    (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale, lease, or exchange of all or substantially all of the property and assets of the Company to another Person (other than (i) sales or leases of property to franchisees of the Company in the ordinary course of business or (ii) a merger which (x) does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of capital stock of the

  Company or (y) is effected primarily to change the jurisdiction of incorporation of the Company and results in reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity).

A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture, except that the Indenture requires that the number of shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other Persons. As defined in the Indenture, "Unissued Shares" means shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a Change in Control and that, upon issuance, will entitle the holders thereof to vote generally in the election of directors.

  The term "all or substantially all" as used in clause (ii) of the definition of Change in Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders of the Debentures from successfully asserting that a Change in Control has occurred.

  The Company will comply with the provisions of Rule 13e-4 and Rule 14e-1 under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase Debentures at the option of the Holders upon a Change in Control.

  The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Company is not aware of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, nor is the Change of Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between the Company and the Underwriters.

  Depending upon the terms of the transaction, a future highly leveraged transaction, reorganization, restructuring, merger, or similar transaction involving the Company's present management or directors could constitute a Change in Control. Neither the Company nor its current management has any current intention to engage in a transaction involving a Change in Control, although it is possible that the Company or its management may decide to do so in the future.

  Subject to the limitation on mergers and consolidations discussed below, the Company could, in the future, enter into certain transactions, including certain recapitalizations, the sale of all or substantially all of its assets, or the liquidation of the Company, that would not constitute a Change in Control under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time, substantially reduce or eliminate the Company's assets, or otherwise adversely affect the Holders of the Debentures. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures.

  If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control Purchase Price for all Debentures tendered by the Holders thereof. Because the LYONs and the 4 1/2% Debentures contain provisions substantially identical to the Change in Control purchase feature of the Debentures, upon the occurrence of a Change in Control, holders of the LYONs and the 4 1/2% Debentures will also have the right to require the Company to repurchase the LYONs and the 4 1/2%

Debentures. In addition, the Company's revolving credit facility and 1996 master lease facility, each of which constitutes Senior Indebtedness, provide that a change in control (as defined therein) will constitute an event of default thereunder, the occurrence of which would cause any repurchase of the Debentures, absent a waiver, to be blocked by the subordination provisions of the Debentures. Even if such event of default did not occur or was waived, the exercise by any Holder of Debentures of the right to require the Company to repurchase Debentures as a result of the occurrence of a Change in Control could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination of Debentures". Further, the terms of future Senior Indebtedness or other future indebtedness ranking pari passu in right of payment with the Debentures could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions thereof.

SUBORDINATION OF DEBENTURES

  To the extent set forth in the Indenture, the Debentures will be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, assumed, or guaranteed. Upon any payment or distribution of assets of the Company in any dissolution, winding-up, liquidation, or reorganization of the Company (whether in an insolvency or bankruptcy proceeding or otherwise), all Senior Indebtedness must be paid in full (including the principal thereof, interest thereon, and fees and expenses relating thereto) before any payment is made on or in respect of the Debentures. In the event of a default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal of or interest on Senior Indebtedness, no payment may be made by the Company on or in respect of the Debentures until payment in full of the Senior Indebtedness then due or cure of the default. Upon a default with respect to any Senior Indebtedness (other than a default in the payment of principal of or interest on Senior Indebtedness) permitting a holder thereof to accelerate its maturity, and upon written notice of such default to the Trustee and the Company by any holder of such Senior Indebtedness or its representative, then, unless and until such default has been cured, waived in writing, or has ceased to exist, no payment may be made by the Company in respect of the Debentures; provided that nothing in the above-described provision will prevent the making of any payment in respect of the Debentures for a period of more than 89 days after the date such written notice of default is given unless the maturity of the Senior Indebtedness has been accelerated, in which case no payment on the Debentures may be made until such acceleration has been waived or such Senior Indebtedness has been paid in full. No such subordination will prevent the occurrence of any Event of Default (as defined in the Indenture) with respect to the Debentures, but, as a result of these subordination provisions, in the event of insolvency, Holders may recover less ratably than other creditors of the Company.

  "Senior Indebtedness" means the following, whether outstanding upon issuance of the Debentures or thereafter incurred or created: (a) the principal and premium, if any, and interest on and fees, costs, enforcement expenses, collateral protection expenses, and other reimbursement or indemnity obligations in respect of all indebtedness or obligations of the Company to any Person, including but not limited to banks and other lending institutions, for money borrowed (other than that evidenced by the Debentures) or in respect of credit or other banking facilities evidenced by a note, bond, debenture, loan agreement, a lease intended as security or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of the amounts paid under letters of credit); (b) commitment or standby fees due and payable to lending institutions with respect to credit facilities available to the Company; (c) all noncontingent obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (ii) under interest rate swaps, caps, collars, options, and similar arrangements and (iii) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract, or other foreign currency hedge; (d) all obligations of the Company for the payment of money relating to a Capitalized Lease Obligation; (e) any liabilities of others described in the preceding clauses that the Company has guaranteed or which are otherwise its legal liability; and (f) renewals, extensions, refundings, refinancings, restructurings, amendments, and modifications of any such indebtedness or guarantee. Notwithstanding anything to the contrary in the Indenture or the Debentures, "Senior Indebtedness" does not include any indebtedness of the Company (i) to any person under any employee benefit plan or to any employee or affiliates of the Company, (ii) any indebtedness or other obligation of the Company that by its terms or the terms of the instrument creating or evidencing it is stated to be not superior in right of payment to the Debentures, or (iii) indebtedness represented by the LYONs or the 4 1/2% Debentures.

  The Indenture does not limit the amount of future or additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume, or guarantee, nor does the Indenture limit the amount of indebtedness that any subsidiary can incur. All indebtedness of the Company incurred from time to time under the Company's revolving credit facility and master lease facilities will constitute Senior Indebtedness. See "Capitalization". As of April 10, 1997, the Company had approximately $311.9 million of indebtedness outstanding (excluding accrued interest thereon) that would have constituted Senior Indebtedness. The Debentures will rank pari passu with the Company's outstanding LYONs and 4 1/2% Debentures, which indebtedness aggregated approximately $312.5 million as of December 29, 1996.

  In addition, the Debentures will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

EVENTS OF DEFAULT; NOTICE AND WAIVER

  If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, or reorganization) occurs and is continuing, the Trustee may, by notice to the Company, declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. Also, in such event, the Holders of at least 25% in principal amount of the Debentures then outstanding may notify the Company and the Trustee with respect thereto, and upon the request of such Holders, the Trustee shall declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency, or reorganization shall occur, all unpaid principal of and accrued interest on the Debentures then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

  The Indenture provides that the Holders of a majority in principal amount of the Debentures may on behalf of all Holders waive any existing default or Event of Default and its consequences except a default in the payment of principal of or accrued interest on the Debentures or any default in respect of any provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Debenture affected.

  Other than granting Holders the option to require the Company to purchase all or part of their Debentures upon the occurrence of a Change in Control as described in "Purchase of Debentures at the Option of Holders Upon a Change in Control," the Indenture does not contain any covenants or other provisions designed to afford Holders protection in the event of takeovers, recapitalizations, highly leveraged transactions, or similar restructurings involving the Company.

  The following are Events of Default under the Indenture: (i) failure of the Company to pay interest for 30 days after the same is due or failure to pay principal when due; (ii) failure of the Company to comply with any of its other agreements contained in the Debentures or the Indenture for 30 days after receipt of notice of such failure; (iii) default under any bond, debenture, note, or other evidence of indebtedness for money borrowed of the Company having an aggregate outstanding principal amount of in excess of $10 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

(iv) certain events of bankruptcy or insolvency, including without limitation appointment of a Custodian of the Company's property, or liquidation of the Company.

  The Trustee shall, within 90 days after the occurrence of any default known to it, give to the Holders notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the Debentures, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders.

  No Holder may pursue any remedy under the Indenture or the Debentures against the Company (except actions for payment of overdue principal or interest or for the conversion of the Debentures), unless (i) the Holder gives to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer satisfactory indemnity to the Trustee against any loss, liability, or expense,
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (v) the Trustee shall not have received during such 60-day period a contrary direction from the Holders of at least a majority in principal amount of the outstanding Debentures.

  The Company must deliver an Officer's Certificate to the Trustee within 90 days after the end of each fiscal year of the Company as to the signer's knowledge of the Company's compliance with all conditions and covenants on its part contained in the Indenture, and stating whether or not the signer knows of any default or Event of Default. If such signer knows of such a default or Event of Default, the Officer's Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

  The Company and the Trustee may amend or supplement the Indenture or the Debentures without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Debentures. The Holders of a majority in principal amount of the Debentures then outstanding may waive compliance in a particular instance by the Company with any provision of the Indenture or the Debentures without notice to any Holder. Without the consent of the Holder of each Debenture affected thereby, however, an amendment, supplement, or waiver may not (i) reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement, or waiver, (ii) reduce the rate of or change the time for payment of interest on any Debenture, (iii) reduce the principal of or premium on or change the fixed maturity of any Debenture or alter the redemption provisions with respect thereto in a manner adverse to the Holder thereof, (iv) alter the conversion provisions with respect to any Debenture in a manner adverse to the Holder thereof, (v) waive a default in the payment of the principal of or premium or interest on any Debenture, (vi) make any changes that could alter the rights of Holders to waive defaults or Events of Default, or to receive payment of the Debentures, (vii) modify the subordination provisions of the Indenture in a manner adverse to the Holders, or (viii) make any Debenture payable in money other than that stated in the Debenture.

  The Company and the Trustee may amend or supplement the Indenture or the Debentures without notice to or consent of any Holder in certain events, such as to comply with the certain conversion adjustment, liquidation, and merger provisions described in the Indenture, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to cure any ambiguity, defect, or inconsistency, or to make any other change that does not adversely affect the rights of the Holders, to comply with the provisions of the Trust Indenture Act, or to appoint a successor Trustee.

SATISFACTION AND DISCHARGE

  The Company may terminate all of its obligations under the Indenture, other than its obligation to pay the principal of and interest on the Debentures and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of the Debentures), at any time, by depositing with the Trustee or a paying agent other than the Company, money or non-callable U.S. Government Obligations sufficient to pay the principal of and interest on the Debentures then outstanding to maturity.

MERGERS AND CONSOLIDATIONS

  Subject to the right of the Holders to require the Company to purchase the Debentures in the event of a Change in Control, the Company may consolidate or merge with or into any other corporation, and the Company may transfer its property and assets substantially as an entirety to any other person, provided
(i) either the Company is the resulting or surviving corporation, or the successor corporation is a domestic corporation and the successor expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Debentures and performance and observance of every covenant of the Indenture, and (ii) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing. Thereafter, all obligations of the Company under the Indenture and the Debentures will terminate.

CONCERNING THE TRUSTEE

   Bankers Trust Company will be the Trustee under the Indenture.

  The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined) and there exists a default with respect to the Debentures, it must eliminate such conflict or resign.

  The Holders of a majority in principal amount of all outstanding Debentures will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture, is not unduly prejudicial to the rights of another Holder or the Trustee, and does not involve the Trustee in personal liability.

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